Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-106680), Form S-3 (No. 333-121402) and Form S-8 (Nos. 333-105847, 333-105852 and 333-111749) of First Advantage Corporation of our report dated March 9, 2005 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

March 10, 2005